HAGEDORN PARTNERSHIP, L.P.

                            -------------------------

                                 LIQUIDITY PLAN
                            -------------------------

                                  JULY 28, 2000

                                TABLE OF CONTENTS
Defined Terms................................................................-1-
Distributions of Scotts Common Stock in 2002 and 2005........................-2-
Optional Cash or Stock Distributions.........................................-4-
Loans to General Partners....................................................-9-
Warrant Shares..............................................................-10-
Certain Limitations.........................................................-11-
Plan Amendments; Termination................................................-12-

                           HAGEDORN PARTNERSHIP, L.P.

                            -------------------------

                                 LIQUIDITY PLAN
                            -------------------------

          Liquidity Plan (this "Plan"), adopted as of July 28, 2000 (the "Effective Date"), by the general partners (the "General Partners") of Hagedorn Partnership, L.P., a Delaware limited partnership (the "Partnership"), in accordance with Article V of the Amended and Restated Agreement of Limited Partnership of Hagedorn Partnership, L.P., dated as of June 16, 1995, as amended by the First Amendment, dated as of September 21, 1999 and the Second Amendment, dated as of July 28, 2000 (the "Second Amendment") (as it may be further amended from time to time, the "Partnership Agreement").

          1. DEFINED TERMS.

               (a) Capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the Partnership Agreement.

               (b) "Class of Interests" means the general partner and limited partner interests (excluding the Class G limited partner interests) bearing the same Class designation (e.g., the Class A general partner interests and the Class A limited partner interests), taken together as a single class.

               (c) "Credit Facility" means, collectively, the Credit Agreement, dated as of October 1, 1999, between the Partnership and Bank of America, N.A., as amended, and the related Pledge Agreement, dated as of October 1, 2000, between the Partnership and Bank of America, N.A., as each my be amended, supplemented or replaced.

          2. DISTRIBUTIONS OF SCOTTS COMMON STOCK IN 2002 AND 2005.

               (a) Before each of June 30, 2002 and June 30, 2005, the Partnership shall distribute certificates representing an aggregate of 125,000 shares of Scotts common stock, without par value (the "Scotts Common Stock"), to the holders of each Class of Interests, pro rata in accordance with their respective holdings, registered in their respective names (a total of 1,500,000 shares of Scotts Common Stock). It shall be a condition to the receipt by each such holder of such shares of Scotts Common Stock that he, she or it execute and deliver to the Partnership, in addition to any documents that Scotts or the transfer agent for the Scotts Common Stock may require in order to register such shares in the holder's name, such agreements and instruments as the Chair of the Partnership (the "Chair"), in consultation with the Partnership's legal and financial advisors (the "Advisors"), may determine to be necessary or appropriate, pursuant to which such person agrees (i) not to make any sale, transfer, assignment, pledge, gift or other disposition (each, a "Transfer") of any of the shares of Scotts Common Stock received by such person pursuant to this Section 2 without the prior approval of the Partnership, which approval may be withheld by the Partnership in its sole discretion, or to make any Transfer in violation of applicable securities laws or regulations, (ii) not to effect any Transfer in violation of the Volume Limitation, as defined in Section 3(c) hereof, and (iii) to vote and give written consents with respect to, or to abstain from voting or giving any vote or written consent with respect to, all such shares on each matter on which such shares are entitled to vote only in accordance with such written directions as may be issued by the Partnership; provided, however, that no Partner or Assignee shall be prohibited from participating in any tender or exchange offer in which the Partnership tenders or delivers any of the Scotts Common Stock owned by it. Without limiting the generality of the foregoing: (i) each holder that receives any shares of Scotts Common Stock shall deliver his, her or its irrevocable proxy to vote and give consents with respect to all such shares to the Partnership, and (ii) the Partnership may condition any Transfer of any shares received by a holder of Interests pursuant to this Section 2(a) upon such conditions, and the execution and delivery of such agreements, instruments, certificates and opinions of counsel as the Partnership may deem necessary or appropriate. From and after December 31, 2005, all of the foregoing restrictions on transfer and voting requirements shall lapse, except for the restriction on transfers in violation of the Volume Limitation or any applicable securities laws or regulations.

               (b) It shall be a further condition to the distribution to the holders of any Class of Interests of shares pursuant to this Section 2 that the Partnership receive from the holders of such Class of Interests in cash an aggregate amount equal to the cash amount distributable to the holder of the Class G limited partner interests as a result of the deemed sale of such shares pursuant to Section 2(b) of the Second Amendment.

               (c) If Scotts shall at any time subdivide the outstanding shares of Scotts Common Stock into a greater number of shares (including, without limitation, through any stock split effected by means of a stock dividend), the number of shares of Scotts Common Stock thereafter distributable pursuant to this Section 2 shall be proportionately increased, and, conversely, if the outstanding shares of Scotts Common Stock shall at any time be combined into a smaller number of shares (including, without limitation, through any reverse stock split, consolidation or reclassification), the number of shares of Scotts Common Stock thereafter distributable pursuant to this Section 2 shall be proportionately reduced. If the outstanding shares of Scotts Common Stock are changed into the same or a different number of shares of any other class or classes of capital stock of Scotts and/or the right to receive other property, whether by merger, consolidation, sale of assets, reorganization, recapitalization, reclassification or other exchange (other than a subdivision or combination of shares provided for in the preceding sentence), then the Partnership shall thereafter distribute pursuant to this Section 2 the kind and amount of capital stock and/or property received by the Partnership upon such merger, consolidation, sale of assets, reorganization, recapitalization, reclassification or other exchange in respect of the number of shares of Scotts Common Stock that would otherwise be distributable pursuant to this Section 2, all subject to further adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the adjustment provisions with respect to the Scotts Common Stock set forth therein, as determined by the Chair, in consultation with the Advisors.

          3. OPTIONAL CASH OR STOCK DISTRIBUTIONS.

               (a) If a General Partner so desires, subject to the terms and conditions set forth in this Section 3, such General Partner may, by written notice to the Partnership, request the Partnership, during the period from the Effective Date through December 31, 2004, to sell up to an aggregate of 226,598 shares of Scotts Common Stock, subject to adjustment on the same basis as is provided in Section 2(c) hereof (as to each General Partner, the "GP Discretionary Shares"), and distribute the net proceeds, after fees, commissions and other expenses (the "Net Proceeds") derived from the sale of such shares to the holders of the Class of Interests held by such General Partner, pro rata, or to distribute up to all of the GP

Discretionary Shares to such holders, or to effect a combination of such sales and distributions. The aggregate number of GP Discretionary Shares that may be sold or distributed by the Partnership for any Class of Interests pursuant to this Section 3 shall not exceed 30% of the total number of such Class of Interests of GP Discretionary Shares in calendar year 2000 or 25% of the total number of such Class of Interests' GP Discretionary Shares in any subsequent calendar year during the term; provided, however, that any unused portion of the annual share limit may be carried forward and used in subsequent calendar years during the term, subject to the Volume Limitation (as defined in Section 3(c) below).

               (b) The Net Proceeds from the sale of any GP Discretionary Shares otherwise distributable to a holder of any Class of Interests pursuant to
Section 3(a) hereof shall be reduced by an amount equal to the pro rata cash amount distributable to the holder of the Class G limited partner interests as a result of such sale for the account of such holder pursuant to Section 2(a) of the Second Amendment. It shall be a condition to the distribution of any GP Discretionary Shares to a holder of any Class of Interests pursuant to Section 3(a) hereof that the Partnership receive from such holder in cash an amount equal to the pro rata cash amount distributable to the holder of the Class G limited partner interests as a result of the deemed sale of such shares for the account of such holder pursuant to Section 2(b) of the Second Amendment.

               (c) Sales of GP Discretionary Shares pursuant to Section 3(a) and sales of GP Discretionary Shares that have been distributed to the holders of any Class of Interests ("Distributed Shares") by such holders shall occur only during the quarterly window periods (each, a "Window Period") that Scotts establishes for trading in Scotts Common Stock by its directors and executive officers, and sales may be made only if such Window Period is

"open" at the time of sale (except to the extent that the Partnership, based on the advice of the Advisors, may approve any sale outside the Window Periods or the Partnership or (subject to Section 3(g) hereof) the Chair may preclude any sale during the Window Periods) and in no event shall the sum of (i) the total number of GP Discretionary Shares sold by the Partnership during any Window Period in reliance upon Rule 144, (ii) the total number of Distributed Shares sold by the holders of any Class of Interests (regardless of when such shares were distributed) in such Window Period that are made in reliance upon Rule 144 promulgated under the Securities Act of 1933 (together with any successor provision, "Rule 144"), (iii) the aggregate number of shares, if any, that were distributed pursuant to Section 2(a) and sold in reliance upon Rule 144 during the three month period immediately preceding the beginning of such Window Period and (iv) the aggregate number of Warrant Shares (as defined in section 5 hereof), if any sold, sold in reliance uopn Rule 144 during the three-month period immediately preceding the beginning of such Window Period exceed, in the aggregate, the volume limitation on sales for the account of an affiliate of the issuer under Rule 144(e) (the "Volume Limitation"), provided, however, that (x) sales made in accordance with paragraph (k) of Rule 144 that neither the Partnership nor any General Partner is required to aggregate with his, her or its own sales under Rule 144, and (y) sales that need not be included in determining the number of shares sold in reliance upon Rule 144 pursuant to paragraph (3)(vii) of Rule 144(e), shall not count against the Volume Limitation. It shall be a condition to the receipt of any Distributed Shares by any holder of any Class of Interests that such holder agrees to be bound by the provisions of this Plan with respect thereto.

               (d) At least 15 days prior to the beginning of each Window Period, each General Partner electing to have a portion of his or her GP Discretionary Shares sold or distributed pursuant to Section 3(a) hereof shall give written notice to the Chair (and/or such other persons as the Chair may designate) setting forth the number of shares to be sold or distributed and, in the case of sales, the minimum price at which sales are to be made (each such notice, a "GP Election Notice"). Each General Partner, Limited Partner and Assignee holding Distributed Shares, and each other person who holds Distributed Shares pursuant to a Transfer made in accordance with Section 3(f) (each, a "Distributee"), shall also give written notice to the Chair of the number of Distributed Shares that such Distributee intends to sell during such Window Period (including, without limitation, shares to be distributed during such Window Period) and the minimum price and the manner in which such sales are to be made, at least 15 days prior to the beginning of such Window Period (each such notice, a "Distributee Election Notice"). Each GP Election Notice and Distributee Election Notice shall also state the number of shares of Scotts Common Stock that have been sold by the person giving such notice and (if applicable) the members of his or her immediate family since the opening of the immediately preceding Window Period, if any, and the manner in which such sales were made. If the aggregate number of GP Discretionary Shares and Distributed Shares covered by the GP Election Notices and the Distributee Election Notices that are proposed to be sold in reliance upon Rule 144 would exceed the Volume Limitation, then the number of shares that may be sold in reliance upon Rule 144 under the Volume Limitation shall be allocated as follows: (i) first, each General Partner may allocate up to one-sixth of the aggregate number of shares that may be sold in reliance upon Rule 144 among his or her G.P. Election Notice (if any) and each Distributee Election Notice (if any) relating to Distributed Shares that were distributed to the holders of the Class of Interests held by such General Partner and (ii) second, the remaining shares that may be sold in reliance upon Rule 144 shall be allocated pro rata among the remaining number of shares requested to be sold under all of the GP Election Notices and the Distributee Election Notices.

               (e) Subject to the Volume Limitation and applicable securities law restrictions, the Partnership shall attempt to effect all sales proposed to be made in any Window Period in the GP Election Notices and, to the extent that such sales are requested to be coordinated with the Partnership's sales, the Distributee Election Notices, in such manner, and through such agents, as the Chair, in consultation with the Advisors, may determine. If less than the aggregate number of shares of Scotts Common Stock covered by the GP Election Notices and (to the extent such sales were coordinated with sales by the Partnership) the Distributee Election Notices are sold (whether as a result of market conditions, applicable securities law restrictions or otherwise), the number of shares sold and the Net Proceeds therefrom shall be allocated among the relevant Classes of Interests and the Distributees pro rata in accordance with the respective number of shares requested to be sold in their GP Election Notices and Distributee Election Notices; provided, however, that no sales made at a price less than the minimum price set by a General Partner (with respect to his or her Class of Interests) or a Distributee shall be allocated to such Class of Interests or Distributee. Each General Partner, Limited Partner, Assignee and Distributee shall cooperate with the Partnership in effecting sales and distributions made pursuant to Section 3(a) hereof, including, without limitation, the execution of such instruments, certificates and agreements as the Chair, in consultation with the Advisors, may determine to be necessary or appropriate.

               (f) No Distributee shall effect any Transfer of any Distributed Shares, excluding sales made in accordance with Rule 144 or pursuant to an effective registration statement under the Securities Act of 1933, unless: (i) such Transfer does not violate any applicable securities laws or regulations and the Partnership has received such instruments, certificates and opinions of counsel with respect to such compliance as the Chair, in consultation with counsel to the Partnership, may deem necessary or appropriate, and (ii) the transferee or transferees of such Distributed Shares execute and deliver to the Partnership such agreements and instruments agreeing to be bound by the provisions of this Section 3 applicable to a Distributee as the Chair, in consultation with counsel to the Partnership may deem necessary or appropriate.

               (g) If the Chair, in consultation with the Advisors, determines to preclude any sale within a Window Period, the Chair shall promptly send notice of such determination to the General Partners. Each General Partner may demand that the Chair convene a special meeting of the General Partners for the purpose of reviewing and, if the General Partners so decide, overruling the Chair's decision. Such special meeting of the General Partners shall be held within two days of the Chair's receipt of such General Partner's demand, or as soon thereafter as a quorum of the General Partners may be convened. Pending the determination of the General Partners at such special meeting, the prohibition established by the Chair shall remain in effect.

          4. LOANS TO GENERAL PARTNERS.


               Each General Partner may from time to time request in writing, using the form of GP Loan Request attached hereto as Exhibit A or such other form as may be approved by the Chair upon the advice of the Advisors, that the Partnership use (and upon receipt of such written request the Partnership shall use) its reasonable best efforts to borrow under the Credit Agreement and lend to such General Partner on a revolving basis, provided that the aggregate principal amount outstanding to any General Partner shall not exceed $6,100,000 prior to January 1, 2001, $7,200,000 during calendar year 2001, $8,300,000 during calendar year 2002, $9,400,000 during calendar year 2003, and $10,500,000 during calendar year 2004 (each, a "GP Loan"), against the execution and delivery of a Promissory Note (attached hereto as Exhibit B) and a Partnership Interest Pledge Agreement in the form attached hereto as Exhibit C. Notwithstanding anything in this Section 4 to the contrary, the Partnership shall have no obligation to make a GP Loan to any General Partner (i) upon the occurrence, and during the continuance, of a default or event of default under the Credit Facility or under any outstanding GP Loan made to such General Partner or (ii) unless such General Partner has pledged at least 348 units of his or her limited partner interests to the Partnership under the Partnership Interest Pledge Agreement as security for such General Partner's GP Loan.

          5. WARRANT SHARES.

               (a) Prior to December 31, 2003 (the "Warrant Expiration Date"), the Partnership shall exercise in full the warrants to purchase an aggregate of 2,933,358 shares of Scotts Common Stock that are held by the Partnership (the "Warrants") through one or more cashless exercises, and as soon as possible thereafter sell all of the shares of Scotts Common Stock received upon exercise of the Warrants (the "Warrant Shares") for cash (which sales shall, to the extent effected pursuant to Rule 144, take precedence over sales made pursuant to Rule 144 under Section 3 hereof), and distribute pro rata to the holders of each Class of Interests an amount equal, in the aggregate, to such Class of Interests' pro rata share of (x) the aggregate net cash proceeds to the Partnership from the sale of the Warrant Shares less (y) the sum of (A) the cash amount, if any, distributable to the holders of the Class G limited partnership interests as a result of such sales pursuant to Section 2(a) of the Second Amendment, and (B) if the Partnership has purchased the Class G limited partner interests from the holders thereof or has entered into a definitive agreement with such holders to purchase such interests, the aggregate amount of the purchase price paid or to be paid for such interests (the "Buy Out Consideration"). The timing of the exercise of the Warrants and the sale of the Warrant Shares prior to the Warrant Termination Date and the manner in which such sales are effected shall be determined by the Chair, in consultation with the Advisors.

               (b) In lieu of receipt of a distribution of cash proceeds from the sale of the Warrant Shares pursuant to Section 5(a) hereof, each General Partner may elect in writing, within such period of time as the Chair, in consultation with the Advisors, may establish, to have all holders of the Class of Interests held by such General Partner receive their pro rata share of the Warrant Shares (but with a cash payment in lieu of any fractional share); provided that the Partnership receives from the holders of such Class of Interests in cash an aggregate amount equal to the sum of (i) the cash amount, if any, distributable to the holder of the Class G limited partner interest as a result of the deemed sale of such Warrant Shares under Section 2(b) of the Partnership Agreement, and (ii) if the Partnership has purchased the Class G limited partnership interests from the holders thereof or has entered into a definitive agreement with such holders to purchase such interests, the aggregate amount of the Buy Out Consideration.

          6. CERTAIN LIMITATIONS. Notwithstanding anything in this Plan to the contrary, the Partnership shall not take any action provided for in this Plan if:

               (a) such action would violate the terms of the Partnership Agreement or any applicable law, regulation, judgment, decree or ruling of any court or governmental agency of competent jurisdiction, or give rise (with or without the giving of notice or the passage of time or both) to a breach or violation of, or constitute a default or event of default under, the Credit Agreement or any contract or agreement (whether currently in effect or entered into after the date hereof) to which the Partnership is a party that was duly authorized by the General Partners pursuant to Article V of the Partnership Agreement;

               (b) in the case of any sale, distribution or other transfer of any shares of Scotts Common Stock or Warrants, immediately after giving effect to such Transfer the aggregate number of shares of Scotts Common Stock owned by the Partnership would represent less than 25% of the aggregate number of shares of Scotts Common Stock then outstanding.

               (c) such action would result in the Partnership, any General Partner or any Family Member of any General Partner being deemed to have engaged in transactions that would subject such individual to potential liability under
Section 16 of the Securities Exchange Act of 1934 or any of the regulations promulgated thereunder; or

               (d) such action would cause the Partnership to be bankrupt, insolvent or unable to pay its debts generally as they come due.

          7. PLAN AMENDMENTS; TERMINATION. This Plan may be amended or terminated, and compliance by any person with any term hereof may be waived, by action of the General Partners taken in accordance with Article V of the Partnership Agreement; provided, however, no amendment shall have any material adverse effect on any Partner's or Assignee's rights and obligations under any then outstanding agreement with the Partnership, or any document or instrument that was delivered by such person to the Partnership pursuant to this Plan.

                                                                       EXHIBIT A

                              GP LOAN REQUEST FORM

               In accordance with the Hagedorn Partnership, L.P. Liquidity Plan (the "Liquidity Plan") adopted as of July 28, 2000 by the General Partners of the Hagedorn Partnership, L.P., the undersigned General Partner hereby requests that the sum of $____________ be loaned to the undersigned as a GP Loan (as defined in the Liquidity Plan).


Dated:____________, 200_                             ________________________
                                                     Name:

                                                                     EXHIBIT B

                                 PROMISSORY NOTE

$10,500,000                                             _______________, 200_


          FOR VALUE RECEIVED, _________________________ (the "Borrower"), hereby promises to pay to the order of Hagedorn Partnership, L.P., a Delaware limited partnership (the "Lender"), at its principal office at ___________________________________ or at such other address as may be designated in writing by the Lender, the principal sum of Ten Million Five Hundred Thousand Dollars ($10,500,000) or, if less, the aggregate unpaid principal amount of all GP Loans made by the Lender to the Borrower pursuant to the Hagedorn Partnership, L.P. Liquidity Plan (as it may be amended from time to time, the "Liquidity Plan"), adopted as of July 28, 2000 by the General Partners of the Partnership, on December 31, 2004 or upon the GP Loans becoming due and payable before such date as provided below, and to pay interest on the unpaid principal amount of such GP Loans as set forth below. Payments of both principal and interest are to be made in lawful money of the United States.

          This Promissory Note is one of the promissory notes referred to in
Section 5 of the Liquidity Plan and evidences a GP Loan made by the Lender to the Borrower thereunder. Capitalized terms used in this Promissory Note shall have the respective meanings assigned to them in the Liquidity Plan.

          The Borrower hereby acknowledges receipt of an initial GP Loan in the amount of $___________.

          The date and amount of the initial GP Loan and each additional GP Loan, if any, made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and endorsed by the Lender or any assignee or endorsee of this Note on Schedule 1 attached hereto or any continuation thereof, provided that the failure of the Lender or any assignee or endorsee of this Note to make any such recordation or endorsement shall not effect the obligations of the Borrower to make any payment when due of any amount owing hereunder.

          The unpaid principal amount of the GP Loans shall bear interest at the Base Rate (as defined in the Credit Agreement) as in effect from time to time plus 1%, with overdue amounts of principal and, to the extent permitted under applicable law, interest, bearing interest at the Base Rate as in effect from time to time, plus 2%. Accrued interest shall be payable on the respective dates on which accrue interest is payable on Floating Rate Loans under the Credit Agreement and on the date the principal amount of the GP Loans become due and payable.

          The undersigned hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this instrument.

          The obligation of the Borrower to make payments to the Lender hereunder is absolute and unconditional and the rights of any subsequent holder of this Promissory Note shall not be subject to any defense, set-off, counterclaim or recoupment which the undersigned may have against the Lender or by reason of any indebtedness or liability at any time owing by the Lender to the Borrower. If this Promissory Note is held by a commercial bank or a lending or financing institution, such holder, its successors, assigns and endorsees, shall in all respects be deemed a holder in due course, and the Borrower expressly waives any rights it may have to assert that such holder or subsequent holder is not a holder in due course.

          Any of the following shall constitute an Event of Default hereunder ("Event of Default"):

          (a) the Borrower shall fail to make any payment due hereunder as and when due and such failure shall continue for 15 days following the date payment is due;

          (b) any proceeding shall be instituted by the Borrower seeking relief as a debtor, or to adjudicate the Borrower a bankrupt, or insolvent, or seeking arrangement, adjustment or composition of the Borrower's debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for any substantial part of the Borrower's property, or the Borrower shall consent by answer or otherwise to the institution of any such proceeding against the Borrower;

          (c) any proceeding is instituted against the Borrower seeking to have an order for relief entered against the Borrower as debtor or to adjudicate the Borrower a bankrupt or insolvent, or seeking arrangement, adjustment or composition of the Borrower's debts under any law relating to bankruptcy, insolvency, or reorganization or relief to debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for any substantial part of the Borrower's property which either (i) results in any such entry of an order for relief, adjudication or bankruptcy or insolvency or issuance or entry of any other order having a similar effect, which order is not vacated within 90 days after the entry thereof or (ii) remains undismissed for a period of 90 days;

          (d) a receiver, trustee or other custodian is appointed for any substantial part of the Borrower's assets;

          (e) any assignment is made by Borrower for the benefit of the Borrower's creditors;

          (f) any of the collateral held under the Pledge Agreement, dated as of __________, 200_, between the Borrower and the Partnership is attached at any time pursuant to any court order or other legal process and such attachment remains unstayed or undismissed for a period of more than 90 days; or

          (g) the death of the Borrower.

          If an Event of Default shall occur, the Lender shall have the option to declare the entire outstanding principal balance and all accrued but unpaid interest on this Promissory Note immediately due and payable without presentment or protest or notice or demand, all of which are expressly waived by the undersigned. Notwithstanding the foregoing, nothing herein is intended to result in interest being charged which would exceed the maximum rate permitted by law.

          Should this Promissory Note, or any part of the indebtedness evidenced hereby, be collected by law or through an attorney-at-law, the Lender shall be entitled to collect all reasonable costs of collection, including, but not limited to, reasonable attorneys' fees.

          This Promissory Note shall be construed and enforced in accordance with the laws of the State of New York. The Borrower hereby expressly submits to the jurisdiction of all federal and state courts located in the State of New York and consents that any process or notice of motion or other application to any of said courts or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. The Borrower also waives (i) any claim that the Supreme Court of the State of New York for the County of New York or the Federal District for the Southern District of New York is an inconvenient forum and (ii) any right to a jury trial.

          All notices hereunder are to be given in the same manner set forth in the Loan Agreement.


                                   _________________________________
                                   [Name of Borrower]

                                                                    SCHEDULE 1

                   PRINCIPAL    PRINCIPAL    UNPAID
   DATE OF GP      AMOUNT OF     AMOUNT     PRINCIPAL     NOTATION
  LOAN ADVANCE      ADVANCE       PAID       AMOUNT        MADE BY
--------------- -------------- ----------- -----------  -------------






                                                                    Exhibit C

                      PARTNERSHIP INTEREST PLEDGE AGREEMENT

          AGREEMENT made as of __________, 200_, by and among _______________
(the "Pledgor"), and Hagedorn Partnership, L.P., a Delaware limited partnership (the "Partnership").

          Pursuant to the Hagedorn Partnership, L.P. Liquidity Plan (as it may be amended from time to time, the "Liquidity Plan"), adopted as of July 28, 2000 by the General Partners of the Partnership and the Amended and Restated Agreement of Limited Partnership of Hagedorn Partnership, L.P., as amended, the Partnership has made an initial GP Loan (as defined in the Liquidity Plan) to the Pledgor, and the Pledgor has executed and delivered to the Partnership his or her Promissory Note in the principal amount of up to $__________ (the "Promissory Note"). Pursuant to the Liquidity Plan, the Pledgor is obligated to secure his or her obligations under the Promissory Note and the GP Loans made to the Pledgor by a first lien and security interest in 348 units of Class ___ limited partner interests owned by the Pledgor in the Partnership (the "Limited Partnership Interests").

          Accordingly, the parties hereto agree as follows:

          1. SECURITY INTEREST.

               (a) The Pledgor hereby grants to the Partnership, as security for the obligations of the Pledgor under the Promissory Note, a first lien and security interest in the Collateral (as defined in Section 2(a)). In furtherance thereof, the Pledgor hereby delivers to the Partnership (i) assignments of the Limited Partnership Interests duly executed in blank by the Pledgor substantially in the form of Schedule "I" attached hereto and (ii) UCC-1 Financing Statements related to the Limited Partnership Interests.

               (b) The Pledgor agrees to execute, deliver and file such additional financing statements and other instruments as the Partnership shall reasonably request for purposes of perfecting its security interest in the Collateral. In addition, the Pledgor hereby irrevocably constitutes and appoints the Partnership, his or her true and lawful attorney-in-fact and agent, with full power and authority to act in his or her name, place and stead, to execute, deliver and file all such financing statements and continuations thereafter in connection with perfecting the security interest of the Partnership in the Collateral.

          2. CERTAIN DEFINITIONS.

               (a) "Collateral" shall mean all of the Partners' right, title and interest in and to the Limited Partnership Interests. The Collateral shall include the proceeds of any of the Collateral.

               (b) "Event of Default" shall have the meaning assigned in the Promissory Note.

          3. RIGHTS OF PARTNERS PRIOR TO AN EVENT OF DEFAULT. Until an Event of Default has occurred and is continuing and after an Event of Default has been cured:

               (a) The Pledgor shall be entitled to exercise all voting or other rights of a partner pertaining to the Collateral, or any part thereof, and the Secured Party shall not take any action with respect thereto; and

               (b) The Pledgor shall be entitled to obtain any and all distributions made by the Partnership to which he or she is entitled under the Partnership Agreement in respect of the Collateral.

          4. RIGHTS AND REMEDIES OF SECURED PARTY UPON DEFAULT. If an Event of Default has occurred and so long as the same is continuing, then, in addition to any other rights or remedies afforded the Partnership under the Promissory Note:

               (a) In addition to any other rights and remedies which the Partnership may have, it may immediately and without demand exercise any and all rights and remedies granted to a secured party upon the occurrence of an Event of Default under the Uniform Commercial Code as in effect in the state where the Pledgor resides (the "UCC").

               (b) Any distribution made on or in respect of the Collateral, or any part thereof, shall be paid directly to and shall be retained by the Partnership, and if such distribution shall be paid to the Pledgor, he or she shall hold the same in trust for the benefit of, and shall forthwith pay the same directly to, the Partnership. Any cash received or retained by the Partnership pursuant to this Section 4(b) shall be applied as provided in
Section 5. All other property received or retained by the Partnership pursuant to this Section 4(b) shall be held by the Partnership as if it were Collateral and shall be subject to the terms and conditions of this Agreement as if the same were Collateral.

               (c) Upon 30 days' prior notice (or such additional notice as may be required under the UCC) to the Partner of the time and place of sale, the Partnership shall have the right, at any time and from time to time thereafter, at its option to sell, resell, assign, transfer and deliver all or any part of the Collateral at public or private sale, for cash or on credit for future delivery and on such other terms and conditions as the Partnership shall in its judgment deem advisable (including the requirement that the purchaser thereof agree to purchase such Collateral for its own account for investment purposes only). The Partnership may be the purchaser of any of the Collateral in any public or private sale thereof so long as such public or private sale is conducted in a commercially reasonable manner.

               (d) The Pledgor agrees that, upon the request of the Partnership, he or she will ratify and confirm any sale, transfer, disposition or other action rightfully taken by the

Secured Party upon default, by executing and delivering all instruments and other documents as may be necessary or proper for such purpose.

               (e) Notwithstanding anything to the contrary herein, the Partnership is hereby irrevocably appointed the true and lawful attorney-in-fact of the Pledgor to execute and deliver, from and after the occurrence and during the continuance of an Event of Default, in his or her name and stead, all notices, demands, payments and instruments (including amendments and assignments) under or with respect to the Partnership Agreement relating to the Collateral; to sell, transfer and deliver any rights of the Pledgor under the Partnership Agreement with respect thereto; or otherwise to act with respect to the Collateral as it may deem desirable to effectuate the provisions of this Agreement, and may substitute one or more persons with like power, the Pledgor hereby ratifying and confirming all that the Partnership's said attorney-in-fact, or such substitute or substitutes, shall lawfully do by virtue hereof; but if so requested by the Partnership or any transferee of any right under the Partnership Agreement, the Pledgor shall notify and confirm any such action by executing and delivering to the Partnership or such transferee any instruments as may be designated in any such request.

          5. APPLICATION OF PROCEEDS. The Partnership shall apply the purchase price or other moneys collected, received or held by it in respect of the Collateral (including any distributions thereon or with respect thereto prior to the sale or disposition of the Collateral): (a) to the payment of all costs, expenses, liabilities and advances, including reasonable attorneys' fees and disbursements, incurred or made by the Partnership in the protection, exercise, or enforcement of its interests, rights, powers, or remedies hereunder upon the occurrence of any Event of Default; (b) to the payment of any amount then due and payable under the Promissory Note; and (c) the remainder, if any, to the Pledgor.

          6. RETURN OF COLLATERAL. The Partnership shall return to the Pledgor, at the Pledgor's expense, all Collateral then held by the Partnership pursuant to this Agreement and all transfer documents executed by the Pledgor with respect thereto, as soon as there shall be no amounts unpaid or otherwise owing to the Partnership under or with respect to the Promissory Note. The Collateral so returned shall not, as the result of any transaction entered into or action taken by the Partnership, be subject to any lien, encumbrance, attachment, or other state of facts which result in any diminution of the title of the Partners therein, but shall otherwise be returned without recourse upon or warranty by the Secured Party.

          7. NOTICES. All notices, requests, demands, consents, and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given if mailed, certified first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the address of such party as set forth below, which address may be changed by notice to the other parties hereto duly given pursuant hereto:

               1. if to the Partnership, to it at:

                    with a copy to:

                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York  10036
                      Attention: Richard L. Goldberg, Esq.

          2. if to the Pledgor, to him or her at:



                    with a copy to:



or to such other address or addresses as the parties may designate from time to time by notice given in accordance with this paragraph. Any such notice shall be deemed effective as of three business days after the date of mailing.

          8. BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs and legal representatives.

          9. CAPTIONS; EXECUTION IN COUNTERPARTS. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

          10. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement or the remainder of such provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          11. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, except to the extent the UCC (if the law of another jurisdiction) applies.

                THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK
                             SIGNATURE PAGE FOLLOWS

          IN WITNESS WHEREOF, the parties hereto have executed this Partnership Interest Pledge Agreement as of the date first above written.

                                            PLEDGOR


                                            ________________________________
                                            Name:



                                            HAGEDORN PARTNERSHIP, L.P.


                                            By:_____________________________
                                               Name:
                                               Title:   General Partner

                                                                      SCHEDULE I

                       ASSIGNMENT OF PARTNERSHIP INTERESTS

FOR VALUE Received, the undersigned hereby sells, assigns and transfers unto _________________________, 348 units of Class ___ limited partner interests in Hagedorn Partnership, L.P., a Delaware limited partnership, standing in the undersigned's name on the books of said limited partnership, and does hereby irrevocably constitute and appoint _________________________ attorney to transfer the said interests on the books of said partnership with full power of substitution.


Dated:   _______________, 200_                  ______________________________
                                                Name:


In the presence of:

_______________________________
Name:

In the presence of:

_______________________________
Name: